Exhibit 99.1

NEWS RELEASE

Contact:

Lisa Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

FOR IMMEDIATE RELEASE

BioScrip announces COMPLETION OF EXCHANGE OFFER FOR ITS 8.875% SENIOR NOTES DUE 2021

Elmsford, NY – June 19, 2015 – BioScrip®, Inc. (NASDAQ: BIOS) (“BioScrip”), today announced that it has completed its exchange offer (the “Exchange Offer”) of $200,000,000 in aggregate principal amount of 8.875% Senior Notes due 2021 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal aggregate principal amount of its outstanding 8.875% Senior Notes due 2021 (the “Old Notes”) that were originally issued on February 11, 2014, in a transaction exempt from registration under the Securities Act.

As of the scheduled expiration time of 5:00 p.m., New York City time, on June 16, 2015, $200,000,000 of the aggregate principal amount, or 100%, of the Old Notes were tendered and accepted for exchange by BioScrip.

This press release is neither an offer to purchase, nor a solicitation for acceptance of an offer to sell, any securities. The Exchange Offer was made only by means of, and pursuant to the terms of, the Prospectus, dated as of May 7, 2015 (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”).  The complete terms and conditions of the Exchange Offer are set forth in the Prospectus and the Letter of Transmittal.  Holders are urged to read these documents carefully.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home care management solutions. BioScrip partners with physicians, hospital systems, skilled nursing facilities, healthcare payors, and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion services from over 70 locations across 28 states.